EXHIBIT 99.1

           Occupational Health + Rehabilitation Inc Reports
                Second Quarter Net Income of $221,000

    HINGHAM, Mass.--(BUSINESS WIRE)--Aug. 16, 2004--Occupational
Health + Rehabilitation Inc ("OH+R") (OTCBB:OHRI) reported financial results for the second quarter ended June 30, 2004.

    Quarter Highlights:

    --  9% increase in revenue to $14,395,000 from $13,150,000 in 2003

    -- 60% increase in center operating profit to $2,100,000 from $1,315,000 in 2003

    --  Income from operations of $818,000 versus $137,000 in 2003

    --  Net income of $221,000 in 2004 versus a net loss of $100,000 in 2003

    --  Adjusted EBITDA of $1,209,000 in 2004 compared to $512,000 in
        2003

    Year-to-Date Highlights:

    --  7% increase in revenue to $28,500,000 from $26,622,000 in 2003

    -- 38% increase in center operating profit to $4,064,000 from $2,940,000 in 2003

    --  Income from operations of $1,552,000 in 2004 versus $577,000 in 2003

    --  Net income of $422,000 in 2004 versus a net loss of $32,000 in
        2003

    --  Adjusted EBITDA of $2,328,000 in 2004 compared to $1,206,000 in 2003

    John C. Garbarino, OH+R's President and Chief Executive Officer, said "The solid financial results for the second quarter reflect the continuing improvement in all facets of our operations which began in the fourth quarter of last year. Revenue at centers open for comparable periods in both years increased 9%, primarily due to growth in revenue per visit as a result of price increases. Same center prevention and regulatory compliance services grew nearly 6% and new injury initial visits increased about 1%. On-site services rose more than 22% in the quarter as compared to last year and are up nearly 15% year to date. New contracts have been a significant contributor to this increase. On-site services account for about 10% of our business and we see it as a major growth opportunity.
    "The gross profit margin for the quarter increased to 14.6% of revenue from 10.0% in the prior year with higher prices being the primary reason.
    "Adjusted EBITDA, a standard measure of the amount of cash generated from operations, more than doubled to $1.2 million in the second quarter from $0.5 million a year ago.
    On a year-to-date basis, the gross profit margin increased to 14.3% of revenue from 11.0% in the prior year, again primarily due to higher prices, and Adjusted EBITDA increased to $2.3 million from $1.2 million. About $1.5 million of this amount has been used to repay long-term debt and capital lease obligations.
    "Employment, a major determinant of our success, continues to grow in most of the markets we serve so we remain optimistic about our prospects for the balance of the year."

    OH+R is a leading occupational healthcare provider specializing in the prevention, treatment and management of work-related injuries and illnesses, as well as regulatory compliance services. The company currently operates 35 occupational health centers, and also delivers workplace health services at employer locations throughout the United States. OH+R's mission is to reduce the cost of work-related injuries and illnesses, and other healthcare costs for employers while improving the health status of employees through high quality care and extraordinary service. OH+R is expanding its network of service delivery sites, principally through joint ventures with hospitals and development of its workplace health programs.

    Statements contained in this release that are not based on historical information are forward looking statements subject to uncertainties and risks, including, but not limited to, economic conditions; pricing issues; the impact of competition; and other factors discussed in OH+R's filings with the Securities and Exchange Commission.


               OCCUPATIONAL HEALTH + REHABILITATION INC
                       Unaudited Financial Data
               (in thousands, except per share amounts)

                       Statements of Operations

                                  Three Months Ended  Six Months Ended
                                        June 30,          June 30,
                                   -----------------------------------

                                      2004     2003     2004    2003
                                    -------- -------- -------- -------
Revenue                            $ 14,395 $ 13,150 $ 28,500 $26,622

Center operating profit            $  2,100 $  1,315 $  4,064 $ 2,940
                                    -------- -------- -------- -------

Center operating margin                14.6%    10.0%    14.3%   11.0%
                                    -------- -------- -------- -------

Income from operations             $    818 $    137 $  1,552 $   577
                                    -------- -------- -------- -------

Net income (loss)                  $    221 $   (100)$    422 $   (32)
                                    -------- -------- -------- -------

Net income (loss) available to
     common shareholders           $    221 $   (100)$    422 $  (178)
                                    -------- -------- -------- -------

Net income (loss) per common share
          - basic                  $   0.07 $  (0.03)$   0.14 $ (0.08)
                                    -------- -------- -------- -------
          - diluted                $   0.07 $  (0.03)$   0.13 $ (0.08)
                                    -------- -------- -------- -------

Weighted average common
      shares outstanding
          - basic                     3,088    3,088    3,088   2,360
                                    -------- -------- -------- -------
          - diluted                   3,382    3,088    3,224   2,360
                                    -------- -------- -------- -------

Other Data:
Adjusted EBITDA (non-GAAP)         $  1,209 $    512 $  2,328 $ 1,206
                                    -------- -------- -------- -------

          Balance Sheets

                                                      June 30 Dec. 31,
                                                         2004    2003
                                                      -------- -------
Assets:
        Cash                                         $  1,534 $ 1,744
        Accounts receivable, net                        9,663   8,771
        Other current assets                            1,129   1,503
        Non-current assets                             11,418  12,081
                                                      -------- -------
                                                     $ 23,744 $24,099
                                                      ======== =======

Liabilities and Stockholders' Equity:
        Current liabilities                          $ 14,839 $15,150
        Long-term debt                                  1,283   1,705
        Minority interests                              1,386   1,430
        Stockholders' equity                            6,236   5,814
                                                      -------- -------
                                                     $ 23,744 $24,099
                                                      ======== =======

               OCCUPATIONAL HEALTH + REHABILITATION INC
   Unaudited Reconciliation of Net Income (Loss) to Adjusted EBITDA
                            (in thousands)


                                           Three Months    Six Months
                                              Ended          Ended
                                             June 30,       June 30,
                                        ------------------------------

                                           2004   2003    2004   2003
                                          ------  -----  ------ ------

Net income (loss)                        $  221  $(100) $  422 $  (32)

  Tax provision (benefit)                   162    (98)    301    (46)
  Minority interest and contractual
   settlements                              215    159     415    378
  Interest expense, net                     220    176     414    277
  Depreciation expense                      376    358     749    601
  Amortization expense                       15     17      27     28
                                          ------  -----  ------ ------

Adjusted EBITDA                          $1,209  $ 512  $2,328 $1,206
                                          ======  =====  ====== ======

    Adjusted EBITDA represents net income (loss) before interest expense, net, income tax expense (benefit), depreciation and amortization expense, and minority interest and contractual settlements. The Company considers Adjusted EBITDA to be a key indicator of operating performance since it is (a) an important factor in the determination of compliance with one of the financial covenants under the Company's revolving line of credit; and (b) a standard financial measurement for determining the amount of cash generated by the Company's operations.

    Adjusted EBITDA is not a defined term under Generally Accepted Accounting Principles ("GAAP"). Adjusted EBITDA excludes changes in working capital, capital expenditures and other items that are set forth on a cash flow statement presentation of a company's operating, investing and financing activities. It also excludes the effects of interest expense, depreciation and amortization expense, income taxes and other items included when determining a company's net income. Hence, this measure should not be used either in isolation or as a substitute for the determination of net income, operating cash flow, or other similar GAAP-related measures.


    CONTACT: Occupational Health + Rehabilitation Inc
             John C. Garbarino, 781-741-5175
             President and Chief Executive Officer
             or
             Keith G. Frey
             Chief Financial Officer, 781-741-5175